UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 20, 2012

American Defense Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33888	83-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lillington Parkway Lillington, North Carolina 27546
(Address of principal executive offices)

(910) 514-9701
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2012, Kevin J. Healy resigned his position Chief Operating Officer and General Counsel of American Defense Systems, Inc. (the “Company”).  On December 21, 2012, Alfred M. Gray resigned his position as interim Chief Executive Officer of the Company.

On December 21, 2012, each of Messrs. Pasquale J. D’Amuro, Gray, Healy, Stephen R. Seiter, and Victor F. Trizzino, resigned as members of the Board of Directors of the Company.

At the time of the resignations, (i) Mr. D’Amuro was a member of the Company’s Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee; (ii) Mr. Gray was a member of the Company’s Audit Committee, Compensation Committee, Nominating and Corporation Governance Committee and Executive Committee; (iii) Mr. Seiter was a member of the Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee; and (iv) Mr. Trizzino was a member of the Audit Committee, Nominating and Corporate Governance Committee and Executive Committee.

Immediately effective upon the resignations, the following actions occurred:  (i) Dale S. Scales and Joseph Van Hecke were appointed as the only two members of the Board of Directors of the Company as Class  III directors; (ii) Mr. Scales was appointed as the President and Chief Executive Officer of the Company; and (iii) Mr. Van Hecke was appointed as the Secretary of the Company.

Mesrrs. Scales and Van Hecke will serve as members of the Company’s Board of Directors for a term expiring at the annual meeting of the Company’s stockholders in 2014, at which time each person’s continued service on the Board of Directors will be subject to renomination and stockholders approval.  Neither individual has been named to any committee of the Board of Directors.

Mr. Scales, 47, worked as a consultant specializing in private equity and venture capital investments, risk analysis, corporate finance strategies and operational management restructurings.  From 2003 to 2009, Mr. Scales served as Managing Director and founding member of OBX Capital Group LLC (“OBX”), a consulting firm specializing in private equity and venture capital investments.  Prior to this role, Mr. Scales served from 2001 to 2002 as VP of Finance and Board Member for Mobile Reach Technologies Inc.  From 1988 to 2001, Mr. Scales worked for Stafford Trading Group, Banque National De Paris Securities, S&J Derivatives, and NationsBank-CRT Options L.P., in Germany, Japan and the US in their prospective derivative markets.

Mr. Scales previously served as a member of the board of directors of Active Data Services, a data capturing company, from 2005 to 2009. Mr. Scales currently serves on the Board of Polka Dot Kids Foundation, a non-profit organization that supports and promotes literacy and early childhood development and education. He is also an active supporter of the Armed Forces Network and UNC-TV.  Mr. Scales graduated with B. A. in Economics from Wheaton College in 1986.

Mr. Van Hecke, 39, is currently the Managing Member of the Grace Hall Companies.  Grace Hall Capital is an asset management firm with over $30mil invested in hedge funds for its clients in various asset classes. Grace Hall Trading is a proprietary trading firm that executes trades in numerous U.S. markets including equities, equity options, and futures.  From 1998 to 2007, Mr. Van Hecke served as a partner and Head Trader at Capital Markets Trading, a proprietary trading firm specializing in electronic trading of derivatives. Prior to this role, Mr. Van Hecke served from 1996 to 1998 as a trader with Bank of America in the Frankfurt, Germany office.

Mr. Van Hecke is currently a partner and supporter of the Act of Giving a Seattle-based non-for-profit focused on various charitable ventures.  Mr. Joseph Van Hecke graduated with B. B. A. in Finance from the University of Notre Dame in 1996.

Family Relationships

There are no family relationships between any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

The Company has not entered into any compensatory agreements or plan with any of its current officers or directors.  The Company is currently negotiating an executive employment agreement with Mr. Scales.

Item 9.01	Financial Statements and Exhibits

(d)

Press release issued by the Company on December 28, 2012.

SIGNATURES

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the registrant  has  duly  caused this  report  to  be  signed on its behalf by the undersigned hereunto duly authorized.

INZON CORPORATION

December 28, 2012	By:	/s/ Dale S. Scales
Dale S. Scales
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

Description

99.1

Press release issued by the Company on December 28, 2012.